Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

Media:

Liz Falcone, 617-761-6727

Liz.Falcone@fkhealth.com

INFINITY REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

— Company Initiates a Second Trial of Retaspimycin HCl, its Novel Hsp90 Inhibitor, in

Non-Small Cell Lung Cancer —

Cambridge, Mass., August 9, 2011 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today highlighted its recent clinical and business progress and announced its second quarter 2011 financial results. During the quarter, the company continued to advance its pipeline of novel drug candidates while maintaining a strong financial profile.

“We’ve made strong progress advancing our pipeline during the past few months. We presented encouraging clinical data at the annual ASCO meeting, including results from the Phase 1b trials of retaspimycin HCl in NSCLC and IPI-926 in pancreatic cancer. We also advanced our retaspimycin HCl clinical development program by initiating two new trials in NSCLC, one in combination with docetaxel and a second in combination with everolimus,” stated Adelene Q. Perkins, president and chief executive officer of Infinity.

“In the second half of this year, we expect to achieve several key development objectives, including completing enrollment of our Phase 2 trial of IPI-926 in pancreatic cancer, initiating the Phase 2 trial of IPI-926 in myelofibrosis and beginning Phase 1 clinical development of IPI-145, our PI3K inhibitor. By year-end, we plan to have at least four Phase 2 trials underway, and we have the financial resources to advance these trials to key value inflection points without the need for additional financing,” concluded Ms. Perkins.

Recent pipeline and business highlights include the following:

•

Initiated new clinical trial of retaspimycin HCl in NSCLC: Infinity today announced the initiation of a Phase 1b/2 trial of retaspimycin HCl (also known as IPI-504) in combination with everolimus (also known as Afinitor®), an mTOR inhibitor, in non-small cell lung cancer

(NSCLC) patients with a KRAS mutation. The objectives of the Phase 1b/2 trial are to determine the recommended dose for the combination treatment and to evaluate the safety and clinical activity of retaspimycin HCl in combination with everolimus. The endpoint of the Phase 2 trial is overall response rate.

KRAS mutations are found in approximately 30 percent of patients with NSCLCi. Historically, NSCLC patients with a KRAS mutation have a poor prognosis and fewer treatment options than patients who are KRAS wild-type. In preclinical models, administration of retaspimycin HCl in combination with an mTOR inhibitor resulted in synergistic activity and substantial tumor regression.

•

Presented encouraging Phase 1b data of IPI-926 in pancreatic cancer at ASCO: In June, Infinity presented Phase 1b data at the 47th Annual Meeting of the American Society of Clinical Oncology (ASCO) showing that IPI-926 in combination with gemcitabine (also known as Gemzar®) was well tolerated and clinically active, with partial responses observed in five of 16 patients (31 percent).

•

Selected myelofibrosis as next indication for clinical development of IPI-926: Infinity expects to initiate an exploratory Phase 2 trial in patients with myelofibrosis, an incurable malignancy of the bone marrow, in the third quarter of 2011. The single-arm, Phase 2 trial is designed to evaluate the safety and efficacy of IPI-926 administered orally once daily in up to 45 patients with myelofibrosis. The primary endpoint of the trial is hematologic response rate.

•

Presented encouraging Phase 1b data of retaspimycin HCl in NSCLC at ASCO: In June, Infinity presented Phase 1b data at ASCO showing that retaspimycin HCl given in combination with docetaxel (also known as Taxotere®) was well tolerated and clinically active in heavily pre-treated patients with NSCLC. Partial responses were observed in six of 23 patients, or 26 percent. Higher response rates were observed among patients with squamous cell carcinoma or a history of heavy smoking.

•

Initiated Phase 2 trial of retaspimycin HCl/docetaxel in NSCLC: Based on the encouraging Phase 1b data reported at ASCO, Infinity initiated an adaptive, randomized Phase 2 clinical trial of retaspimycin HCl in combination with docetaxel compared to placebo plus docetaxel in approximately 100 second- or third-line patients with NSCLC who are naïve to docetaxel treatment and have a smoking history.

•

Expanded IST program for IPI-926: Infinity today announced the initiation of an investigator-sponsored trial (IST) of IPI-926 in previously untreated patients with advanced pancreatic cancer. The Phase 1b/2 study is designed to determine the recommended dose and to evaluate the safety and clinical activity of IPI-926 administered orally once daily in combination with FOLFIRINOX (5-fluorouracil, leucovorin, irinotecan and oxaliplatin) in approximately 20 patients. The trial is sponsored by Andrew Ko, M.D., at the University of California, San Francisco. An IST sponsored by Antonio Jimeno, M.D., Ph.D., at the University of Colorado Health Sciences was initiated earlier this year to evaluate the safety and clinical activity of IPI-926 in combination with cetuximab (also known as Erbitux®) in head and neck squamous cell carcinoma. These trials are part of an ongoing IST program designed to explore a range of potential indications for IPI-926 as well as to study IPI-926 in combination with both commonly used and emerging treatments.

Second Quarter 2011 Financial Results

•	At June 30, 2011, Infinity had total cash, cash equivalents and available-for-sale securities of $82.3 million, compared to $91.2 million at March 31, 2011.

•

Total revenues for the second quarter of 2011 were $20.0 million, compared to $18.7 million for the same period in 2010. In the second quarter of 2011, revenue was comprised of $19.0 million for reimbursed research and development (R&D) services and $1.0 million from the amortization of deferred revenue associated with the grant of rights and licenses under Infinity’s strategic alliance with Mundipharma International Corporation Ltd. and Purdue Pharmaceutical Products L.P., compared to $17.7 million and $1.0 million, respectively, for the same period in 2010.

•

R&D expense for the second quarter of 2011 was $25.0 million, compared to $19.0 million for the same period in 2010. The increase in R&D expense for the second quarter of 2011 compared to the same period in 2010 was related primarily to increased expenses associated with development activities for IPI-926 and the addition of the company’s phosphoinositide-3-kinase (PI3K) program, partially offset by decreased expenses associated with the fatty acid amide hydrolase (FAAH) inhibitor program. Reimbursed expenses related to Infinity’s alliance with Mundipharma and Purdue are recorded as R&D expense, as well as collaborative R&D revenue.

•	General and administrative expense for the second quarter of 2011 was $6.3 million, compared to $5.2 million for the same period in 2010.

•

Net loss for the second quarter of 2011 was $11.7 million, or a basic and diluted loss per common share of $0.44, compared to $5.9 million, or a basic and diluted loss per common share of $0.23, for the same period in 2010.

Financial Guidance

As part of its strategic alliance with Mundipharma and Purdue, Infinity has access to a $50 million line of credit from Purdue Pharma L.P. through the first quarter of 2012. This line of credit is an attractive financing vehicle for Infinity. Amounts drawn under the line of credit bear interest at the prime rate, and no principal or interest is repayable until April 1, 2019. Infinity expects to draw down the line of credit in its entirety prior to the end of 2011. With this draw down and exclusive of any business development activities, the company now estimates a year-end cash and investments balance in the range of $110 million to $120 million.

Infinity reaffirms the following guidance for revenues, operating expenses and net loss, which were provided on May 10, 2011:

•	Revenues: The company continues to expect total revenues for 2011 to range from $90 million to $95 million, all related to the company’s strategic alliance with Mundipharma and Purdue.

•	Operating expenses: The company continues to expect operating expenses for 2011 to range from $120 million to $130 million.

•	Net loss: The company continues to expect net loss for 2011 to range from $30 million to $40 million, or a basic and diluted loss per common share of $1.13 to $1.50.

Financial Results and Pipeline Update Conference Call Information

Infinity will host a conference call on Tuesday, August 9, 2011, at 4:30 p.m. ET to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hedgehog pathway, the Hsp90 chaperone system, phosphoinositide-3-kinase and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding the completion of enrollment in the Phase 2 trial of IPI-926 in pancreatic cancer by the end of 2011, the initiation a Phase 2 trial of IPI-926 in myelofibrosis in the third quarter of 2011, the beginning of Phase 1 clinical development of IPI-145 in 2011, the expectation that Infinity will have at least four Phase 2 trials underway by year-end, 2011 financial guidance (including total revenues, operating expenses, net loss, basic and diluted loss per common share, and year-end cash and investments balance), the expectation that Infinity will draw down the line of credit from Purdue in its entirety by the end of 2011, and the expectation that Infinity will have financial resources to advance its Phase 2 trials to key inflection points without the need for additional financing. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Mundipharma and Purdue will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of

Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission on August 9, 2011. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Afinitor® is a registered trademark of Novartis Pharmaceuticals Corporation. Erbitux® is a registered trademark of ImClone LLC. Gemzar® is a registered trademark of Eli Lilly and Company. Taxotere® is a registered trademark of Sanofi.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2011	December 31, 2010

Cash, cash equivalents and available-for-sale securities, including long term	$82,309,128	$100,958,657
Other current assets	3,247,561	2,907,057
Property and equipment, net	4,621,887	5,147,545
Loan commitment asset from Purdue entities, net	13,422,225	14,288,175
Other long-term assets	1,203,889	1,264,488

Total assets	$104,804,690	$124,565,922

Current liabilities	$21,153,042	$27,750,605
Deferred revenue from Purdue entities, less current portion	44,254,395	46,361,745
Other long-term liabilities	1,017,211	970,057
Total stockholders’ equity	38,380,042	49,483,515

Total liabilities and stockholders’ equity	$104,804,690	$124,565,922

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Collaborative research and development revenue from Purdue entities	$19,956,579	$18,694,284	$47,143,484	$34,994,467

Operating expenses:
Research and development	24,992,754	19,010,963	49,271,167	38,388,768
General and administrative	6,329,669	5,216,286	11,205,261	9,965,287

Total operating expenses	31,322,423	24,227,249	60,476,428	48,354,055

Loss from operations	(11,365,844)	(5,532,965)	(13,332,944)	(13,359,588)

Other income (expense):
Interest expense	(432,975)	(433,184)	(865,950)	(866,241)
Interest and investment income	68,828	24,999	162,358	229,933

Total other expense	(364,147)	(408,185)	(703,592)	(636,308)

Net loss	$(11,729,991)	$(5,941,150)	$(14,036,536)	$(13,995,896)

Basic and diluted loss per common share	$(0.44)	$(0.23)	$(0.53)	$(0.53)

Basic and diluted weighted average number of common shares outstanding	26,567,980	26,285,125	26,552,102	26,264,812

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Roberts, P.J. et al. (2010) Personalized Medicine in Non–Small-Cell Lung Cancer: Is KRAS a Useful Marker in Selecting Patients for Epidermal Growth Factor Receptor–Targeted Therapy? J Clin Oncol 28:4769-4777.